EXHIBIT D

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares of TIM Hellas Telecommunications S.A., a Greek company, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this April 5, 2005.

     This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Telecom Italia S.p.A.

By:	/s/ Aldo Cappuccio

	Name:	Aldo Cappuccio
	Title:	Head of Corporate & Legal Affairs Department

Telecom Italia Mobile S.p.A.

By:	/s/ Antonio Sanna

	Name:	Antonio Sanna
	Title:	Head of Corporate and Legal Affairs

TIM International N.V.

By:	/s/ Elisabetta Ripa

	Name:	Elisabetta Ripa
	Title:	Director

TIM International N.V.

By:	/s/ Francesco Saverio Lobianco

	Name:	Francesco Saverio Lobianco
	Title:	Director